Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION ACQUIRES C.I.M. INDUSTRIES, INC.

Bridgewater, MA, September 8, 2009 - Chase Corporation (NYSE Amex: CCF) announced that it has acquired 100% of the capital stock of C.I.M. Industries, Inc. (“C.I.M.”) www.cimindustries.com, a private company whose high performance coatings and membranes have been “keeping liquids where they belong” for over 30 years.   C.I.M. had revenues of $9.2 million in their most recently completed year ended December 31, 2008.  The purchase was funded through a combination of cash, bank financing and a note payable to C.I.M. shareholders.

C.I.M. manufactures fluid applied liners and coatings for applications that include; potable water, wastewater systems, chemical containment, waterproofing decks and pavements, water features, and cooling towers.  The C.I.M. line of unique low - VOC polyurethanes offers unmatched performance in chemical resistance and durability all while enabling extreme flexibility to provide a resilient, elastomeric, immersion coating that is essential to protect new and aging infrastructure.

With a primary focus on the water and wastewater industry, C.I.M. has the preferred products that complement Chase Corporation’s product line of high performance tapes and coatings.  “C.I.M. is consistent with our growth strategy of expanding our products and services to high reliability coatings applications.  Potable water and wastewater systems are critical to preserve a vital resource that will continue to command investment well into the future,” stated Peter R. Chase, CEO of Chase Corporation.  Peter Chase added, “We expect to add value to C.I.M. by leveraging our presence in key markets around the world.”

Chase Corporation www.chasecorp.com, founded in 1946, is a publicly traded company (NYSE Amex: CCF) and a Global Manufacturer of Tapes, Laminates, Sealants, and Coatings for high reliability applications.

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Contact: Paula Myers: Shareholder & Investor Relations

E-mail: investorrelations@chasecorp.com Phone: (508) 279-1789 ext. 219